Exhibit 10.28

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by and between KOSAN BIOSCIENCES INCORPORATED, a Delaware corporation having an address at 3832 Bay Center Place, Hayward, CA 94545 (the “Company”), and SUSAN M. KANAYA, an individual (“Consultant”), effective as of January 1, 2006 (the “Effective Date”).

RECITALS

WHEREAS, Consultant has skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company; and

WHEREAS, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES. Consultant shall provide consulting services to the Company, the specific nature and amount of which shall be as described generally in Exhibit A and in accordance with the Company’s more specific instructions. Exhibit A lists Consultant’s main contact person for the Services, and this person will be the primary source of Company’s more specific instructions regarding the Services. The Company may change Consultant’s main contact upon written notice. Consultant will perform the Services in strict accordance with Exhibit A and the Company’s other directions, using Consultant’s highest degree of professional skill and expertise.

Consultant shall render the Services at such times and in such quantities as are set forth in Exhibit A. Consultant shall perform the Services at the Company’s principal place of business, another Company location, or at other places set forth in Exhibit A.

2. COMPENSATION. Company shall compensate Consultant in accordance with Exhibit A for Services actually provided by Consultant in accordance with this Agreement.

3. AMENDMENTS TO EXHIBIT A. Exhibit A sets forth the specifics of the Services, the location of the Services and compensation for the Services as of the Effective Date. Exhibit A may only be amended by a writing signed by an authorized representative of each party (in the case of the Company, a person having a seniority level of Senior Vice President or higher).

4. INDEPENDENT CONTRACTOR STATUS. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold Consultant out as, or give any person any reason to believe that Consultant is an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so). All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right to provide services for others during the term of this Agreement and is not required to devote Consultant’s services exclusively for the Company.

5. NO SOLICITATION. During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

6. CONFIDENTIAL INFORMATION.

6.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential or proprietary information relating to the Company’s technology know-how, data, inventions, developments, plans, business practices or strategies. Such confidential or proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) confidential or proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (v) information of third parties as to which the Company has an obligation of confidentiality. Consultant agrees that any Information provided to Consultant prior to the Effective Date shall be considered “Information” and protected hereunder.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access, unless Consultant has express advance written consent from Company.

6.2 Other Employer Information. Consultant agrees that Consultant will not, during Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies with which Consultant has or has had a consulting or other relationship, if any, and that Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.

6.3 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, both during the term of Consultant’s engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

7. INVENTIONS.

7.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to Consultant’s performance of the Services for the Company or pursuant to any services provided to the Company prior to the Effective Date (together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”). Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto. Such records shall be available to and remain the sole property of the Company at all times.

7.2 Inventions Assigned to the Company. Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company. Accordingly, Consultant hereby assigns to the Company all Consultant’s right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect or enforce the Consulting Inventions. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

Consultant explicitly acknowledges and agrees that all works of authorship contained in the Consulting Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

7.3 Proprietary Information and Inventions of Concurrent Employers. The Company acknowledges that Consultant may be concurrently employed by other employers during the course of this Agreement. The Company shall have no rights to the proprietary information or inventions developed by Consultant during the course of her employment with such concurrent employers.

8. TERMINATION. Either party may terminate this Agreement at any time by giving the other party thirty (30) days written notice. Either party may terminate this Agreement upon written notice in the case of material breach of the terms of this Agreement by the other party, if such breach remains uncured thirty (30) days after written notice of such breach is sent by the terminating party. In the event of any termination, Consultant shall cease work immediately, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 5, 6, 7, 8, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement.

9. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

10. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant and may not be assigned by Consultant. Consultant may not delegate any of Consultant’s duties under this Agreement nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion, provided that Consultant would not be required to perform personal services for any entity other than an entity (a) affiliated with the Company or (b) that has merged with or acquired all or substantially all of the Company’s assets to which the Services relate. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

11. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that if Consultant breaches this Agreement, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

12. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of California, without giving effect to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. Any disputes arising under this Agreement shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in San Mateo or San Francisco counties, California. Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

13. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties between the parties with respect to that subject matter other than those set forth in this Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

14. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. Either party may update its notice address by written notice to the other party.

If to the Company:	If to the Consultant:

Kosan Biosciences Incorporated	Susan M. Kanaya
3832 Bay Center Place
Hayward, CA 94545
Attention: General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KOSAN BIOSCIENCES INCORPORATED

/s/ DANIEL V. SANTI	/s/ SUSAN M. KANAYA
PRINTED NAME: DANIEL V. SANTI, M.D., PH.D.	PRINT NAME: SUSAN M. KANAYA
TITLE: CHAIRMAN AND CEO	SOCIAL SECURITY NUMBER:

EXHIBIT A

WORK PLAN, COMPENSATION

Work Plan:

Consultant will provide general consulting services as requested from time to time. Consultant’s primary contact at the Company shall be Daniel V. Santi, M.D., Ph.D., Chairman and Chief Executive Officer.

Term of Service:

For one (1) year unless earlier terminated in accordance with this Agreement, or extended by mutual written agreement of Consultant and an officer of the Company.

Compensation:

Consultant shall be paid $250 per hour actually spent performing the Services (excluding de minimis Services), not to exceed ten (10) hours per month without the Company’s prior written approval. Payments will be processed within thirty (30) days after receipt by Company of Consultant’s itemized invoice therefor.

Stock Option Awards:

Consultant and the Company agree to the following regarding the stock option grants provided to Consultant in connection with Consultant’s former employment with the Company:

Notwithstanding any provision to the contrary contained in the applicable stock option grant notices, applicable stock option agreement, and governing stock option plan, and notwithstanding Consultant’s continued service to the Company during the term of this Agreement, Consultant and the Company agree that Consultant’s option grants will cease to vest as of Consultant’s resignation date, January 1, 2006, and Consultant’s option on all unvested shares as of that date will terminate. Notwithstanding the preceding, Consultant and the Company agree that Consultant will be entitled to exercise any vested shares on or within thirty (30) days after the termination of this Agreement, pursuant to the terms of the applicable stock option grant notice, applicable stock option agreement, and governing stock option plan.